Exhibit 99.1

Dave & Buster’s Stephen M. King Retires as CEO, Remains Chairman

Brian A. Jenkins Promoted to CEO

DALLAS, Texas, June 11, 2018 (GLOBE NEWSWIRE)- Dave and Buster’s, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced the retirement of CEO, Stephen M. King, effective at the end of the second quarter, August 5, 2018. However, Mr. King will remain on the board of directors, and continue to serve as Chairman. Brian Jenkins, currently the Chief Financial Officer, will be promoted and become the Company’s new CEO.

“I have loved being a part of this brand for over 12 years, and I am very proud of all that the team has accomplished during our time together. While I will remain on the board as Chairman, after almost 35 years in the hospitality industry, I am looking forward to retirement and spending more time with my wife and family,” said King.

“Brian and I have worked together over the past decade to build this business, and I am excited to hand over the reins to him as he continues to lead the growth of Dave & Buster’s into the future. Brian’s passion, level of commitment, and deep knowledge of the brand, will continue to reinforce our unique and distinctive position in the industry,” continued King.

During his tenure at D&B, Mr. King spearheaded the evolution of the brand’s positioning to “Eat Drink Play Watch,” broadening its appeal across all generations and demographics, resulting in more than doubling of the Company’s revenue to $1.1 billion, and a quadrupling of EBITDA to $265M. Under his leadership, the Company doubled its store count, consistently delivering excellent cash on cash returns. Mr. King also guided the brand through a successful return to the public markets in 2014, followed by four consecutive years of record growth.

“First, I want to thank Steve for his leadership and guidance through the years as I could not have had a better partner on this journey. I am both honored and excited to step into the CEO role of this great organization and lead our exceptional team through our next phase of growth. We are the market leader in a very attractive segment, and I look forward to continuing to evolve the brand and propel it to new heights,” said Jenkins.

“I have an absolute passion for the entertainment business and have always looked at D&B through an entertainment lens. A laser focus on our strategic priorities will be key to driving improved comp sales performance. This, in combination with building new stores with excellent returns, will create significant shareholder value for years to come,” continued Jenkins.

Brian A. Jenkins has served as Senior Vice President and Chief Financial Officer since December 2006. Prior to joining D&B, he spent 10 years at Six Flags, Inc. culminating in serving as Senior Vice President of Finance. Mr. Jenkins’ entertainment insights have been instrumental in driving D&B’s evolution as a brand, and his focus on the bottom line has helped drive a more than doubling of EBITDA margins to nearly 23%.

“The board would like to express our deep appreciation to Steve for his dedication and many contributions to Dave & Buster’s over the past 12 years, and we are delighted to continue working with him at the board level. We also want to thank Brian for accepting this role as part of our planned succession process. We are excited and confident in his ability to move the brand in the future,” added Michael Griffith, Lead Independent Director of the Board.

The company will conduct a national search for a new CFO. Joe DeProspero, Vice President of Finance, will assume the responsibilities of the Chief Financial Officer on an interim basis.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 115 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat, Drink, Play and Watch," all in one location.  Dave & Buster's offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events.  Dave & Buster's currently has stores in 38 states, Puerto Rico, and Canada.